Exhibit 99.1

Arcimoto and Sol Mar Vida to Deploy First International Fleet of FUVs to Costa Rica for Beachside Tourist Rentals

EUGENE, Ore., June 19, 2019 – Arcimoto, Inc.®, (NASDAQ: FUV) makers of the Fun Utility Vehicle® (FUV®), Rapid Responder™, and Deliverator™ — affordable, practical, and joyful pure electric vehicles for everyday commuters and fleets — announced today that it plans to deploy the first international fleet of pure electric FUVs to Costa Rica starting later this year in collaboration with Sol Mar Vida.

Over the span of three years, Arcimoto and Sol Mar Vida plan to deploy 100 FUVs to be used as tourist rentals in Guanacaste province. Users will be able to rent the FUV directly at beachside hotels from Tamarindo to Playa Hermosa, a stunning stretch of white-sand beaches and world-class surf breaks known as the Gold Coast of Costa Rica.

“We couldn’t be more proud that Arcimoto’s first international fleet will take to the streets of Costa Rica, a nation that has inspired the world with some of the most aggressive and forward-thinking policies to reduce carbon emissions and promote sustainable transportation,” said Arcimoto Founder and President Mark Frohnmayer. “Costa Rica is on the leading edge of public sector support for clean transportation. Registered EVs are granted special green license plates that confer priority parking in public and private lots, and drivers can park at meters without paying. We believe Arcimoto’s ultra-efficient, light footprint vehicles will be a perfect fit for Costa Rica’s forward-looking ethos. Nothing says clean driving like cruising in a new FUV through Tamarindo as the sun sets over the bluest waters of the Pacific as a fresh set of waves rolls in.”

“Costa Rica is a leader in ecotourism, and in 2019 alone, the country will bring in more than 3 million tourists who will spend more than $4 billion. A significant portion of those ecotourism dollars will come, ironically, from renting gas-powered cars and scooters,” said Jessica Janakes, Sol Mar Vida Co-Founder. “Thankfully, Costa Rica is in the midst of a massive shift to a sustainable transportation system, and we believe these same tourists who are so eager to experience the pura vida Costa Rica is famous for will increasingly choose the open, joyful, clean, and sustainable experience of driving an FUV. Pure electric, pura vida.”

“For our first fleet of rental vehicles, we hope to streamline the rental process by placing the FUVs in luxury hotels, resorts, and vehicle rental companies throughout Guanacaste where guests can rent FUVs directly through the concierge,” said Kris Beem, Sol Mar Vida Co-Founder. “After driving the FUV ourselves, we know one thing is certain: they will be leaving Costa Rica with an experience they’ll never forget.”

For more information, visit Arcimoto.com, or Solmarvida.com.

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About Arcimoto, Inc.

Headquartered and manufactured in Eugene, Oregon, Arcimoto, Inc. (NASDAQ: FUV) is devising new technologies and patterns of mobility that together raise the bar for environmental efficiency, footprint and affordability. Available for pre-order today, Arcimoto’s Fun Utility Vehicle, Rapid Responder, and Deliverator are some of the lightest, most affordable, and most appropriate electric vehicles suitable for everyday transport. For more information, please visit www.arcimoto.com.

About Sol Mar Vida

Sol Mar Vida is dedicated to making fun, sustainable electric vehicles accessible throughout Central America. In 2019, we will make the pure electric Arcimoto Fun Utility Vehicle available to rent for the first time in Costa Rica through the country’s leading resorts, hotels, and touring companies. With app-based billing, comprehensive insurance, and 24/7 customer service, we aim to transform the tourism rental industry by replacing polluting, gas-powered vehicles with zero emission vehicles that truly represent the pura vida. For more information, please visit www.fuvrentals.com

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and include, without limitation, our expectations as to international FUV deliveries, the establishment of our service and delivery network and our expected rate of production. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: our ability to manage the distribution channels for our products, including our ability to successfully implement our rental strategy, direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate; our ability to design, manufacture and market vehicle models within projected timeframes given that a vehicle consists of several thousand unique items and we can only go as fast as the slowest item; our inexperience to date in manufacturing vehicles at the high volumes that we anticipate; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; the number of reservations and cancellations for our vehicles and our ability to deliver on those reservations; unforeseen or recurring operational problems at our facility, or a catastrophic loss of our manufacturing facility; our dependence on our suppliers; changes in consumer demand for, and acceptance of, our products: changes in the competitive environment, including adoption of technologies and products that compete with our products; the overall strength and stability of general economic conditions and of the automotive industry more specifically; changes in laws or regulations governing our business and operations; costs and risks associated with potential litigation; and other risks described from time to time in periodic and current reports that we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Investor Relations Contact:

Greg Falesnik

Main: 949-385-6449

investor@arcimoto.com

Public Relations Contact:

Susan Donahue

Main: 646-454-9378

pr@arcimoto.com